EXHIBIT 99.1

Woodward Reports Fiscal Year 2019 Results and Fiscal Year 2020 Outlook

FORT COLLINS, Colo., Nov. 18, 2019 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its fiscal year 2019 and fourth quarter ending September 30, 2019. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

Fourth Quarter Fiscal 2019 Overview

  Net sales were $737 million for the fourth quarter of 2019, up 2 percent
  Earnings per share were $1.03, down from $1.16
  Adjusted earnings per share1 were $1.22, down from $1.39

Fiscal Year 2019 Overview

  Net sales were $2.90 billion for fiscal year 2019, an increase of 25 percent compared to the prior year. Organic net sales1, which exclude the L’Orange business acquired in June 2018, increased 16 percent compared to the prior year.
  Net earnings were $260 million, or $4.02 per share, compared to $180 million, or $2.82 per share, for the prior year.
  Adjusted net earnings1 were $314 million, or $4.88 per share, compared to $246 million, or $3.85 per share, for the prior year.
  Net cash provided by operating activities for 2019 was $391 million, compared to $299 million for the prior year. Free cash flow1 was $292 million for 2019, compared to $172 million for the prior year.

“We delivered solid results for 2019. Our Aerospace and Industrial segments benefitted from strong product portfolios and healthy market fundamentals, somewhat offset by headwinds from the 737 MAX grounding and the impact of a significant customer bankruptcy in our renewables business,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “As we look ahead to fiscal year 2020, we are well positioned to deliver another year of strong performance, maintain positive momentum in our Aerospace segment, drive margin improvements in our Industrial segment and consistently deliver operational excellence.”

Company Results

Woodward adopted the FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASC 606”) effective October 1, 2018, accordingly, results for the fourth quarter and fiscal year 2019, including adjusted and organic amounts, are presented under ASC 606.  Periods prior to fiscal 2019 are presented under prior accounting guidance for revenue. Please refer to the tables included in this release and our Quarterly Reports on Form 10-Q.

Net sales for the fourth quarter of fiscal 2019 were $737 million, compared to $719 million for the fourth quarter of last year, an increase of 2 percent. Net earnings for the fourth quarter of 2019 were $67 million, or $1.03 per share, compared to $75 million, or $1.16 per share, for the fourth quarter of last year. Adjusted net earnings for the fourth quarter of 2019 were $79 million, or $1.22 per share, for the current quarter, compared to $89 million, or $1.39 per share for the fourth quarter of the prior year.

Net sales for fiscal 2019 were $2.90 billion, compared to $2.33 billion last year, an increase of 25 percent. Organic net sales for fiscal 2019 were $2.57 billion, compared to $2.22 billion in the prior year, an increase of 16 percent. Net earnings for 2019 were $260 million, or $4.02 per share, compared to $180 million, or $2.82 per share, for the prior year. Adjusted net earnings were $314 million, or $4.88 per share, for the current year, compared to $246 million, or $3.85 per share, for the prior year.

EBIT1 was $86 million for the fourth quarter of 2019, compared to $91 million for the fourth quarter of 2018. Adjusted EBIT1 for the fourth quarter of 2019 was $103 million, compared to $122 million for the fourth quarter of 2018.

EBIT was $363 million for fiscal 2019, compared to $258 million for 2018. Adjusted EBIT for 2019 was $424 million, compared to $334 million for 2018.

The effective tax rate for the fourth quarter of 2019 was 12.8 percent, compared to 5.7 percent in the fourth quarter of 2018. The adjusted effective tax rate1 was 15.5 percent for the quarter, compared to 18.9 percent for the fourth quarter of 2018.

The full year effective tax rate for 2019 was 19.0 percent, compared to 17.9 percent for the prior year. The adjusted effective tax rate for the full year 2019 was 17.5 percent, compared to 16.8 percent for the prior year.

Segment Results

Aerospace
Aerospace segment net sales for the fourth quarter of fiscal 2019 were $506 million, compared to $461 million for the fourth quarter a year ago, an increase of 10 percent.

Aerospace sales growth for the fourth quarter of 2019 was strong across military markets and commercial OEM, while the 737 MAX grounding led to softer initial provisioning. The segment continues to benefit from higher defense spending and increased aircraft content as narrowbody production ramps.

Segment earnings for the fourth quarter of 2019 were $111 million, compared to $105 million for the fourth quarter of last year. Segment earnings as a percent of segment net sales were 22.0 percent for the fourth quarter of 2019, compared to 22.7 percent in the same quarter of the prior year. Segment earnings primarily benefitted from higher sales volumes, partially offset by increased capacity expansion costs.

For fiscal 2019, Aerospace segment net sales were $1.88 billion, an increase of 21 percent compared to $1.56 billion for the prior year. Segment earnings for 2019 were $389 million, or 20.7 percent of segment net sales, compared to $309 million, or 19.8 percent of segment net sales, in the prior year.

Industrial
Industrial segment net sales for the fourth quarter of fiscal 2019 were $231 million, compared to $258 million for the fourth quarter a year ago. The decline in Industrial segment sales was primarily driven by reduced demand in the fourth quarter for natural gas trucks in China resulting from the large pre-buy, in previous quarters, of China V compliant trucks ahead of the implementation of China VI emission regulations, as well as the impact on our renewables business of the Senvion bankruptcy.

Industrial segment earnings and adjusted Industrial segment earnings for the fourth quarter of 2019 were $11 million, or 4.8 percent of segment net sales. Segment earnings for the fourth quarter of last year were $8 million, or 3.3 percent of segment net sales. Adjusted Industrial segment earnings1 for the fourth quarter of 2018 were $35 million, or 13.4 percent of segment net sales. The decrease in adjusted Industrial segment earnings was primarily due to the lower sales volume, higher manufacturing costs, and an engine product warranty expense.

For 2019, Industrial segment net sales were $1.02 billion, an increase of 33 percent, compared to $768 million for the prior year. Organic Industrial segment net sales for 2019 were $688 million, compared to $665 million for the prior year, an increase of 3 percent. Foreign currency exchange rates had an unfavorable impact on segment net sales of approximately $21 million for 2019, and no significant impact on segment earnings. On a constant currency basis1, organic sales would have increased approximately 7 percent. Industrial segment earnings for 2019 were $94 million, or 9.2 percent of segment net sales, compared to $50 million, or 6.5 percent of segment net sales, in the prior year. Adjusted Industrial segment earnings for 2019 were $115 million, or 11.2 percent of segment net sales, compared to $84 million, or 11.0 percent of segment net sales, in the prior year. Adjusted Industrial segment earnings excluding the renewable power systems business1 for 2019 were $127 million, or 13.3 percent of Industrial segment net sales excluding the renewable power systems business, compared to $81 million, or 12.0 percent of Industrial segment net sales excluding the renewable power systems business, in the prior year.

Nonsegment
Nonsegment expenses totaled $36 million for the fourth quarter of fiscal 2019, compared to $22 million for the same period of the prior year.  The increase in nonsegment expense was primarily due to a $13 million pre-tax charge for the impairment of assets related to the Senvion bankruptcy. Adjusted nonsegment expenses1 for the fourth quarter of 2019 were $20 million, compared to $17 million for the fourth quarter last year.

Nonsegment expenses totaled $119 million for 2019, compared to $100 million for the prior year. Adjusted nonsegment expenses were $80 million for 2019, compared to $58 million for the prior year.

Cash Flow and Financial Position

Net cash provided by operating activities for fiscal year 2019 was $391 million, compared to $299 million for the prior year. Payments for property, plant, and equipment for 2019 were $99 million, compared to $127 million for 2018. Free cash flow was $292 million for 2019, compared to $172 million for 2018. The increase in free cash flow was primarily related to higher earnings and lower capital expenditures.

Total debt was $1.08 billion at September 30, 2019, compared to $1.25 billion at September 30, 2018. Debt-to-EBITDA1 leverage at September 30, 2019 was 2.1 times EBITDA, compared to 2.9 times EBITDA at September 30, 2018.

During fiscal year 2019, $150 million was returned to stockholders in the form of $40 million of dividends and $110 million of repurchased shares.

Fiscal Year 2020 Outlook

Total net sales for fiscal 2020 are expected to be between $3.0 and $3.1 billion. Aerospace sales are anticipated to be up approximately 6 percent compared to the prior year. While ASC 606 favorably impacted Aerospace sales growth in fiscal year 2019, it is expected to have an unfavorable impact on sales growth in fiscal year 2020 due to the timing of sales orders and inventory levels. Industrial sales are expected to be flat to up low single digits as compared to the prior year.

Aerospace segment earnings as a percent of segment net sales are expected to be approximately 21 percent. Industrial segment earnings as a percent of segment net sales are expected to be approximately 14 percent.

The effective tax rate is expected to be approximately 22 percent.

Free cash flow is expected to be approximately $400 million.

Earnings per share is expected to be between $5.30 and $5.60 based on approximately 64 million of fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 18, 2019, to provide an overview of the financial performance for the fourth quarter and fiscal year 2019, business highlights, and outlook for fiscal 2020. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 4382689. An audio replay will be available by telephone from 7:30 p.m. EST on November 18, 2019 until 11:59 p.m. EST on December 2, 2019. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 4382689.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our position within our markets and ability to compete effectively, expectations related to the performance of our segments and specific markets within those segments, and our future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and its Annual Report on Form 10-K for the year ended September 30, 2019, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2019	2018	2019	2018

Net sales	$736,537	$719,359	$2,900,197	$2,325,873
Costs and expenses:
Cost of goods sold	571,123	544,343	2,192,654	1,722,802
Selling, general, and administrative expenses	51,441	52,654	211,205	193,736
Research and development costs	35,748	36,854	159,107	148,279
Restructuring charges	-	-	-	17,013
Interest expense	9,845	12,714	44,001	40,465
Interest income	(400)	(498)	(1,413)	(1,674)
Other (income) expense, net	(7,835)	(5,735)	(25,969)	(14,326)
Total costs and expenses	659,922	640,332	2,579,585	2,106,295
Earnings before income taxes	76,615	79,027	320,612	219,578
Income taxes	9,819	4,515	61,010	39,200
Net earnings	$66,796	$74,512	$259,602	$180,378

Earnings per share amounts:
Basic earnings per share	$1.08	$1.21	$4.19	$2.93
Diluted earnings per share	$1.03	$1.16	$4.02	$2.82
Weighted average common shares outstanding:
Basic	61,872	61,718	61,950	61,493
Diluted	64,553	64,114	64,498	63,876
Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.1425	$0.6300	$0.5525

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
(Unaudited - in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$99,073	$83,594
Accounts receivable	591,529	432,003
Inventories	516,836	549,596
Income taxes receivable	8,099	6,397
Other current assets	55,691	43,207
Total current assets	1,271,228	1,114,797
Property, plant, and equipment, net	1,058,775	1,060,005
Goodwill	797,853	813,250
Intangible assets, net	611,992	700,883
Deferred income tax assets	18,161	16,570
Other assets	198,517	85,144
Total assets	$3,956,526	$3,790,649

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$220,000	$153,635
Accounts payable	240,460	226,285
Income taxes payable	18,849	16,745
Accrued liabilities	228,127	194,513
Total current liabilities	707,436	591,178
Long-term debt, less current portion	864,899	1,092,397
Deferred income tax liabilities	151,362	170,915
Other liabilities	506,088	398,055
Total liabilities	2,229,785	2,252,545
Stockholders’ equity	1,726,741	1,538,104
Total liabilities and stockholders’ equity	$3,956,526	$3,790,649

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	September 30,
(Unaudited - in thousands)	2019	2018
Net cash provided by operating activities	$390,608	$299,292

Cash flows from investing activities:
Payments for property, plant, and equipment	(99,066)	(127,140)
Net proceeds from sale of assets	1,010	1,923
Proceeds from sales of short-term investments	22,252	9,088
Payments for purchases of short-term investments	(26,723)	(9,323)
Business acquisitions, net of cash acquired	-	(771,115)
Net cash used in investing activities	(102,527)	(896,567)

Cash flows from financing activities:
Cash dividends paid	(39,066)	(34,003)
Proceeds from sales of treasury stock	36,044	9,132
Payments for repurchases of common stock	(110,311)	-
Borrowings on revolving lines of credit and short-term borrowings	1,683,542	1,930,261
Payments on revolving lines of credit and short-term borrowings	(1,690,035)	(1,691,934)
Proceeds from the issuance of long-term debt	-	400,000
Payments of long-term debt and capital lease obligations	(143,535)	(421)
Payment of debt financing costs	(2,238)	(1,494)
Payments for forward option derivative instrument	-	(5,543)
Net cash (used in) provided by financing activities	(265,599)	605,998
Effect of exchange rate changes on cash and cash equivalents	(7,003)	(12,681)
Net change in cash and cash equivalents	15,479	(3,958)
Cash and cash equivalents at beginning of year	83,594	87,552
Cash and cash equivalents at end of period	$99,073	$83,594

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Net sales:
Aerospace	$505,904	$461,128	$1,880,520	$1,557,988
Industrial	230,633	258,231	1,019,677	767,885
Total consolidated net sales	$736,537	$719,359	$2,900,197	$2,325,873
Segment earnings*:
Aerospace	$111,312	$104,769	$389,126	$308,553
As a percent of segment net sales	22.0%	22.7%	20.7%	19.8%
Industrial	10,984	8,483	93,521	49,894
As a percent of segment net sales	4.8%	3.3%	9.2%	6.5%
Total segment earnings	122,296	113,252	482,647	358,447
Nonsegment expenses	(36,237)	(22,009)	(119,447)	(100,078)
EBIT	86,059	91,243	363,200	258,369
Interest expense, net	(9,444)	(12,216)	(42,588)	(38,791)
Consolidated earnings before income taxes	$76,615	$79,027	$320,612	$219,578
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$21,162	$68,662	$99,066	$127,140
Depreciation expense	$22,984	$23,113	$85,982	$71,389

On October 1, 2018, Woodward, Inc. adopted the FASB Accounting Standards Update No. 2014-09 (“ASC 606”), “Revenue from Contracts with Customers.” The stated amounts in the tables below reflect the impact of the adoption.

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Three-Months Ended September 30,			Three-Months Ended September 30,
	2019		2018	2019		2018
(Unaudited - in thousands, except per share amounts)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$505,904	$490,743	$461,128	$505,904	$490,743	$461,128
Industrial segment	230,633	242,521	258,231	230,633	242,521	258,231
Total consolidated net sales	$736,537	$733,264	$719,359	$736,537	$733,264	$719,359
Earnings:
Aerospace segment	$111,312	$112,645	$104,769	$107,931	$109,264	$104,769
Segment earnings as a percent of segment net sales	22.0%	23.0%	22.7%	21.3%	22.3%	22.7%
Industrial segment	$10,984	$15,039	$8,483	$10,984	$15,098	$34,569
Segment earnings as a percent of segment net sales	4.8%	6.2%	3.3%	4.8%	6.2%	13.4%
Consolidated Net Earnings	$66,796	$73,131	$74,512	$78,701	$85,096	$89,083
Consolidated diluted earnings per share	$1.03	$1.13	$1.16	$1.22	$1.32	$1.39

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Year Ended September 30,			Year Ended September 30,
	2019		2018	2019		2018
(Unaudited - in thousands, except per share amounts)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$1,880,520	$1,761,389	$1,557,988	$1,880,520	$1,761,389	$1,557,988
Industrial segment	1,019,677	1,029,168	767,885	1,019,677	1,029,168	767,885
Total consolidated net sales	$2,900,197	$2,790,557	$2,325,873	$2,900,197	$2,790,557	$2,325,873
Earnings:
Aerospace segment	$389,126	$380,687	$308,553	$389,126	$380,687	$308,553
Segment earnings as a percent of segment net sales	20.7%	21.6%	19.8%	20.7%	21.6%	19.8%
Industrial segment	$93,521	$95,538	$49,894	$114,621	$118,951	$84,279
Segment earnings as a percent of segment net sales	9.2%	9.3%	6.5%	11.2%	11.6%	11.0%
Consolidated Net Earnings	$259,602	$253,971	$180,378	$314,476	$310,480	$245,930
Consolidated diluted earnings per share	$4.02	$3.94	$2.82	$4.88	$4.82	$3.85

The tables below reconcile non-U.S. GAAP measures to the nearest U.S. GAAP measure.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Three-Months Ended
	September 30, 2019			September 30, 2018
(Unaudited - in thousands, except per share amounts)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$76,615	$66,796	$1.03	$79,027	$74,512	$1.16
Non-U.S. GAAP adjustments:
Duarte move related costs	3,930	2,968	0.05	3,864	2,782	0.04
Purchase accounting impacts*	-	-	-	26,086	18,782	0.29
Merger and acquisition transaction and integration costs	-	-	-	850	596	0.01
Impairment of Senvion related assets	12,601	8,937	0.14	-	-	-
Subtotal non-U.S. GAAP adjustments	16,531	11,905	0.19	30,800	22,160	0.35
Transition impact of U.S. tax legislation	-	-	-	-	(7,589)	(0.12)
Total non-U.S. GAAP adjustments	16,531	11,905	0.19	30,800	14,571	0.23
Adjusted earnings (Non-U.S. GAAP)	$93,146	$78,701	$1.22	$109,827	$89,083	$1.39

* Represents the purchase accounting impacts related to, as applicable, the revaluation of the Woodward L’Orange inventory recognized in cost of goods sold and the amortization of the Woodward L’Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Year Ended			Year Ended
	September 30, 2019			September 30, 2018
(Unaudited - in thousands, except per share amounts)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$320,612	$259,602	$4.02	$219,578	$180,378	$2.82
Non-U.S. GAAP adjustments:
Restructuring charges	-	-	-	17,013	12,674	0.20
Duarte move related costs	27,089	20,385	0.32	6,165	4,414	0.07
Purchase accounting impacts*	21,100	14,964	0.23	34,385	24,591	0.38
Merger and acquisition transaction and integration costs	-	-	-	5,208	3,758	0.06
Cost associated with the Forward Option	-	-	-	5,543	3,880	0.06
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	-	-	-	4,293	3,005	0.05
German real estate transfer costs associated with the acquisition of L'Orange	-	-	-	3,385	2,370	0.04
Impairment of Senvion related assets	12,601	8,937	0.14	-	-	-
Sub-total non-U.S. GAAP adjustments	60,790	44,286	0.69	75,992	54,692	0.86
Transition impact of U.S. tax legislation	-	10,588	0.17	-	10,860	0.17
Total non-U.S. GAAP adjustments	60,790	54,874	0.86	75,992	65,552	1.03
Adjusted earnings (Non-U.S. GAAP)	$381,402	$314,476	$4.88	$295,570	$245,930	$3.85

* Represents the purchase accounting impacts related to, as applicable, the revaluation of the Woodward L’Orange inventory recognized in cost of goods sold and the amortization of the Woodward L’Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
	Three-Months Ended
	September 30,
(Unaudited - in thousands)	2019	2018
Industrial segment earnings (U.S. GAAP)	$10,984	$8,483
Purchase accounting impacts*	-	26,086
Adjusted Industrial segment earnings (Non-U.S. GAAP)	$10,984	$34,569

* Represents, as applicable, the purchase accounting impact related to the revaluation of the Woodward L'Orange inventory recognized in cost of goods sold and the amortization of the Woodward L'Orange backlog intangible .

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS AND ADJUSTED INDUSTRIAL SEGMENT EARNINGS EXCLUDING RENEWABLE POWER SYSTEMS BUSINESS [1]
	Year Ended
	September 30,
(Unaudited - in thousands)	2019	2018
Industrial segment earnings (U.S. GAAP)	$93,521	$49,894
Purchase accounting impacts*	21,100	34,385
Adjusted Industrial segment earnings (Non-U.S. GAAP)	114,621	84,279
Renewable power systems losses (earnings)	12,855	(2,994)
Adjusted Industrial segment earnings excluding renewable power systems business (Non-U.S. GAAP)	$127,476	$81,285

* Represents, as applicable, the purchase accounting impact related to the revaluation of the Woodward L'Orange inventory recognized in cost of goods sold and the amortization of the Woodward L'Orange backlog intangible .

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT NET SALES TO INDUSTRIAL SEGMENT NET SALES EXCLUDING NET SALES ATTRIBUTABLE TO RENEWABLE POWER SYSTEMS BUSINESS [1]
	Year Ended
	September 30,
(Unaudited - in thousands)	2019	2018
Industrial segment net sales (U.S. GAAP)	$1,019,677	$767,885
Renewable power systems net sales	(58,477)	(89,261)
Industrial segment net sales excluding net sales attributable to renewable power systems business (Non-U.S. GAAP)	$961,200	$678,624

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Nonsegment expenses (U.S. GAAP)	$36,237	$22,009	$119,447	$100,078
Restructuring charges	-	-	-	(17,013)
Duarte move related costs	(3,930)	(3,864)	(27,089)	(6,165)
Merger and acquisition transaction and integration costs	-	(850)	-	(5,208)
Cost associated with the Forward Option	-	-	-	(5,543)
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	-	-	-	(4,293)
German real estate transfer costs associated with the acquisition of L'Orange	-	-	-	(3,385)
Impairment of Senvion related assets, net of tax	(12,601)	-	(12,601)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$19,706	$17,295	$79,757	$58,471

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Net earnings (U.S. GAAP)	$66,796	$74,512	$259,602	$180,378
Income taxes	9,819	4,515	61,010	39,200
Interest expense	9,845	12,714	44,001	40,465
Interest income	(400)	(498)	(1,413)	(1,674)
Amortization of intangible assets	10,552	20,881	56,022	44,742
Depreciation expense	22,984	23,113	85,982	71,389
EBITDA (Non-U.S. GAAP)	119,596	135,237	505,204	374,500
Non U.S. GAAP adjustments*	16,531	17,315	39,690	57,931
Adjusted EBITDA (Non-U.S. GAAP)	$136,127	$152,552	$544,894	$432,431

* Includes, as applicable, (i) restructuring charges, (ii) Duarte move related costs, (iii) purchase accounting impact related to the amortization of the Woodward L'Orange backlog intangible, (iv) L'Orange Acquisition transaction and integration costs (v) cost associated with the Forward Option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, (vii) German real estate transfer tax costs associated with the acquisition of L’Orange, and (viii) the write-off of Senvion related assets.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Net earnings (U.S. GAAP)	$66,796	$74,512	$259,602	$180,378
Income taxes	9,819	4,515	61,010	39,200
Interest expense	9,845	12,714	44,001	40,465
Interest income	(400)	(498)	(1,413)	(1,674)
EBIT (Non-U.S. GAAP)	86,060	91,243	363,200	258,369
Non U.S. GAAP adjustments*	16,531	30,800	60,790	75,992
Adjusted EBIT (Non-U.S. GAAP)	$102,591	$122,043	$423,990	$334,361

* Includes, as applicable, (i) restructuring charges, (ii) Duarte move related costs, (iii) purchase accounting impact related to the revaluation of the Woodward L'Orange inventory recognized in cost of goods sold and the amortization of the Woodward L'Orange backlog intangible, (iv) L'Orange Acquisition transaction and integration costs, (v) cost associated with the Forward Option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, (vii) German real estate transfer tax costs associated with the acquisition of L’Orange, and (viii) the write-off of Senvion related assets.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands, except per share amounts)	2019	2018	2019	2018

Net cash provided by operating activities (U.S. GAAP)	$164,847	$137,209	$390,608	$299,292
Payments for property, plant, and equipment	(21,162)	(68,662)	(99,066)	(127,140)
Free cash flow (Non-U.S. GAAP)	$143,685	$68,547	$291,542	$172,152

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted Industrial segment earnings, adjusted EBIT and EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible, (iv) the L’Orange transaction and integration costs, (v) cost associated with the L’Orange acquisition-related forward option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, (vii) German real estate transfer tax costs associated with the acquisition of L’Orange, (viii) the transition impacts of the change in U.S. federal tax legislation, and (ix) the asset impairment charge related to the Senvion bankruptcy. Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Organic sales and organic Industrial segment net sales exclude sales attributable to L’Orange.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, organic net sales, organic Industrial segment net sales, adjusted Industrial segment earnings, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios.  Management believes that EBIT and EBITDA are useful measures to the investor when measuring operating performance as they eliminate the impact of financing and tax laws and regulations and, in the case of EBITDA, the non-cash charges associated with depreciation and amortization.  Further, as interest from financing, income taxes, depreciation and amortization can vary dramatically between companies and between periods, management believes that the removal of these items can improve comparability.  Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to depreciation or amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”.  We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

The Company presents both (i) adjusted Industrial segment earnings excluding the renewable power systems business and (ii) adjusted Industrial segment earnings excluding the renewable power systems business as a percent of Industrial segment net sales excluding net sales attributable to the renewable power systems business because the Company believes such numbers illustrate how the Industrial segment of the business is performing without the renewable power systems business and provides more comparable year-over-year information with regards to the core performance of the Industrial segment.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com